EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Caribou Coffee Company, Inc. 3900 Lakebreeze Avenue North Minneapolis, MN 55429 (763) 592-2200

Investor Relations Contact: Integrated Corporate Relations Kathleen Heaney (203) 803-3585 ir@cariboucoffee.com

Caribou Coffee Announces Preliminary 2Q 2006 Revenue, Comparable
Coffeehouse Sales and Domestic Coffeehouse Licensing Strategy
Minneapolis, Minnesota, July 10, 2006. Caribou Coffee Company, Inc. (Nasdaq:CBOU), the second largest company-owned gourmet coffeehouse operator in terms of coffeehouses, today announced that total revenue for thirteen weeks ended July 2, 2006 increased 18 percent over the same period in the prior year. For the twenty-six week period ended July 2, 2006 total revenue rose 21 percent over the same period in the prior year.
Comparable Coffeehouse Sales
Comparable coffeehouse net sales were down 4 percent for the thirteen weeks ended July 2, 2006 compared with the same thirteen weeks in the prior year. During the period the Company faced difficult comparable coffeehouse sales as the Company was up against strong comparable coffeehouse sales in the prior year. Caribou Coffee noted that both monthly comparable coffeehouse sales and customer counts improved sequentially each month throughout the quarter. For the twenty-six week period ended July 2, 2006 comparable coffeehouse sales declined 2 percent as compared with the same twenty-six week period in the prior year. Licensed stores are not included in the comparable coffeehouse net sales calculations.

Other Sales
Preliminary “Other Sales”, which consist of sales to commercial customers, licensees, mail order and Internet sales, increased 120 percent in the thirteen weeks ended July 2, 2006 to $2.4 million. This increase was primarily driven by sales to mass merchandisers. For the twenty-six week period ended July 2, 2006 “Other Sales” were 138 percent higher than the same period in the prior year.
Coffeehouse Openings
For the thirteen weeks ended July 2, 2006 thirteen company-owned coffeehouses and 6 licensed coffeehouses opened.
Select Operating Data

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	7/2/2006	7/3/2005	7/2/2006	7/3/2005
Comparable coffeehouse sales (company-owned)	-4%	8%	-2%	9%

COFFEEHOUSE COUNT
Company-owned:
Coffeehouses open at beginning of period	394	314	386	304
Coffeehouses opened during the period	13	13	23	23
Coffeehouses closed during the period	2	2	4	2
Coffeehouses open at end of period:
Total company-owned	405	325	405	325

Licensed:
Coffeehouses open at beginning of period	8	3	9	2
Coffeehouses opened during the period	6	0	7	1
Coffeehouses closed during the period	3	0	5	0
Coffeehouses open at end of period:
Total licensed	11	3	11	3
TOTAL COFFEEHOUSES AT PERIOD END	416	328	416	328

Domestic Licenses Coffeehouse Strategy
The Company plans to file a Uniform Franchise Offer Circular (UFOC) during fiscal third quarter 2006.
Michael Coles, Caribou’s Chief Executive Officer commented, “We are excited about the expansion opportunities presented to Caribou through the U.S. coffeehouse licensing program. We plan to aggressively grow the business and we see domestic licensing as a means to capitalize on the large growth potential in the U.S. Added, Mr. Coles, “Licensing coffeehouses will enable us to expand beyond our existing geographical footprint more efficiently than we could by opening only company-owned stores.”
The current plan is to seek well-qualified, area developers who have the necessary financial resources and local market expertise to successfully open and operate Caribou coffeehouses in new U.S. markets.
2006 OUTLOOK
In view of the new domestic coffeehouse license strategy, Caribou Coffee is revising its coffeehouse opening plans. For fiscal 2006, Caribou Coffee anticipates 80 to 90 new coffeehouse openings, of which 60 to 65 will be company-owned locations.
The Company anticipates updating its financial guidance for fiscal year 2006 with the release of second quarter results on or about August 3, 2006. At that time the Company anticipates providing updated guidance on EPS and EBITDA, as well as comparable coffeehouse sales expectations.
ABOUT THE COMPANY
Caribou Coffee Company, Inc., founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest company-owned gourmet coffeehouse operator in the United States based on the number of coffeehouses. As of July 2, 2006, Caribou Coffee had 416 coffeehouses, including 11 licensed locations. Caribou Coffee’s coffeehouses are located in 16 states and the District of Columbia. Caribou Coffee offers its customers high-quality gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. In addition, Caribou Coffee sells products to club stores, grocery stores, mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and other commercial customers. In addition, Caribou Coffee licenses third parties to use the Caribou Coffee brand on quality food and merchandise items. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment and customer service.

Forward-Looking Statements
Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Caribou Coffee brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
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